                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D


                   Under the Securities Exchange Act of 1934

                         Potters Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Shares No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                         ------------------------------

                                  738140102
                            ----------------------
                                (CUSIP Number)


      J. Ellwood Towle, 12855 Flushing Meadow Drive, St. Louis, MO 63131
                                (314) 822-0204
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               February 24, 2000
                  -------------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this schedule 13D, and is filing this scheduled because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP No. 738140102                13D                   PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Towle & Co.
      EIN: 43-1238562
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4    00 (Clients of reporting Person)

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [X]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6    Missouri

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            21,780 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             21,780 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   29,480 shares for which reporting person has
                          discretionary authority
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      51,260 shares at 2/24/00

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13    5.23% at 2/24/00 based on 979,143 outstanding shares reported by issuer

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14    1A (investment advisor)

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                            Page 3 of 5 Pages

Item 1 (a) Name of Issuer:

Potters Financial Corporation
--------------------------------------------------------------------------------

Item 1 (b) Address of Issuer's Principal Executive Offices

519 Broadway, East Liverpool, OH 43920
--------------------------------------------------------------------------------

Item 2 (a) Name of Person Filing:

Towle & Co.
--------------------------------------------------------------------------------

Item 2 (b) Address of Principal Business Office

St. Louis, Missouri 63131
--------------------------------------------------------------------------------

Item 2 (c) Citizenship:

Missouri Corporation
--------------------------------------------------------------------------------

Item 2 (d) Title of Class of Securities:

Common Shares
--------------------------------------------------------------------------------

Item 2 (e) CUSIP Number:

738140102
--------------------------------------------------------------------------------

Item 3 If this statement is filled pursuant to Rules 13d-1 (b) or 13d-2 (b), check whether the person filing is a:
(a)  ( )  Broker or Dealer registered under Section 15 of the Act.
(b)  ( )  Bank as defined in Section 3 (a) (6) of the Act.
(c)  ( )  Insurance Company as defined in Section 3 (a) (19) of the Act.
(d) ( ) Investment Company registered under Section 8 of the Investment Company Act.
(e) (x) Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.
(f) ( ) Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
          Fund: see S240, 13d-1 (b) (1) (ii) (F).
(g) ( ) Parent Holding Company, in accordance with S 240, 13d-1 (b) (ii) (G) (Note: See Item 7)
(h)  ( )  Group, in accordance with S 240.13d-1 (b) (1) (ii) (H).
--------------------------------------------------------------------------------

                                                            Page 4 of 5 Pages

Item 4.   Ownership

(a)  Amount Beneficially Owned

     51,260 shares
--------------------------------------------------------------------------------

(b)  Percent of Class:

     5.23 %
--------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote 21,780 shares
       (ii)  shared power to vote or to direct the vote      none
      (iii)  sole power to dispose or to direct the disposition of 21,780 shares
       (iv) shared power to dispose or to direct the disposition of 51,260 shares for which reporting person has discretionary authority.
--------------------------------------------------------------------------------

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable
--------------------------------------------------------------------------------

Item 6.   Ownership of more than Five Percent on Behalf of Another Person.

          Towle & Co. is an investment advisory firm. We have purchased Potters Financial Corporation stock for many of our suitable investment accounts. All shares are held by brokers.
--------------------------------------------------------------------------------

Item 7.   Identification and Classification of Members of the Group.

          Not Applicable
--------------------------------------------------------------------------------

Item 8. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company.

          Not Applicable.
--------------------------------------------------------------------------------

Item 9.   Certification.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
--------------------------------------------------------------------------------

                                                            Page 5 of 5 Pages

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: February 24, 2000


/s/ J. Ellwood Towle, President